Exhibit 10.1

Execution Version

AMENDMENT, dated as of May 31, 2013 (this “Amendment”), to the First Lien Credit Agreement, dated as of September 16, 2011, as amended and restated as of December 20, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among CUMULUS MEDIA INC. (“Holdings”), CUMULUS MEDIA HOLDINGS INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents from time to time parties thereto.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;
WHEREAS, pursuant to Section 11.1 of the Credit Agreement, the amendment of any provision of Section 8.1 and the definitions referenced therein requires only the consent of the Majority Revolving Lenders;
WHEREAS, the Borrower has requested that the Majority Revolving Lenders agree to amend certain provisions of Section 8.1 of the Credit Agreement; and
WHEREAS, the Majority Revolving Lenders are willing to agree to such amendments on the terms and conditions contained herein;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the undersigned hereby agree as follows:
I.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
II.Reduction of Revolving Commitments. Pursuant to Section 4.4(a) of the Credit Agreement, the Borrower hereby irrevocably notifies the Administrative Agent that it is permanently reducing the Revolving Credit Commitments from $300,000,000 to $150,000,000 on a pro rata basis among the Revolving Lenders, which reduction shall be effective as of the date hereof. The Administrative Agent and the Majority Revolving Lenders hereby waive the three (3) Business Days' notice requirement set forth in Section 4.4(a) of the Credit Agreement.
III.Termination of Cash Collateral Agreement. Effective on the Amendment Effective Date (as defined below), that certain Cash Collateral Agreement, dated as of March 27, 2013 (the “Cash Collateral Agreement”), between the Borrower and the Administrative Agent shall be terminated. Notwithstanding any previous instructions to you, as of the Amendment Effective Date, (i) you are hereby instructed to accept all future directions with respect to the Cash Collateral Account (as defined in the Cash Collateral Agreement) from the Borrower and (ii) this notice terminates any obligations you may have to the undersigned with respect to the Cash Collateral Account; however, nothing contained in this notice shall alter any obligations which you may otherwise owe to the Borrower pursuant to any other agreement. Any provisions of the Cash Collateral Agreement which by their terms are intended to survive termination shall survive termination of the Cash Collateral Agreement.
IV.Amendments to Section 1.1 (Defined Terms). Section 1.1 of the Credit Agreement is hereby amended as follows:
(a) The following definitions are hereby inserted in appropriate alphabetical order:
“Consolidated First Lien Debt”: at any date, Consolidated Total Indebtedness that is secured by a first priority Lien on any of the assets of the Borrower or any of its Restricted Subsidiaries.
“Consolidated First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated First Lien Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors up to a maximum amount of $100,000,000, in each case as of such date, to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date for which financial statements have been delivered.
V.Amendments to Section 8.1 (Financial Condition Covenants). Section 8.1 of the Credit Agreement is hereby amended as follows:
(a) by deleting each occurrence of the term “Consolidated Total Net Leverage Ratio” therein and substituting in lieu thereof the phrase “Consolidated First Lien Net Leverage Ratio”; and
(b) by deleting the table appearing at the end of the first sentence, after “such date below:” and before “Solely for purposes” and substituting in lieu thereof the following:

Period	Consolidated First Lien Net Leverage Ratio
June 30, 2013	4.50 to 1.00
September 30, 2013	4.50 to 1.00
December 31, 2013	4.25 to 1.00
March 31, 2014	4.25 to 1.00
June 30, 2014	4.00 to 1.00
September 30, 2014	4.00 to 1.00
December 31, 2014 and thereafter	3.75 to 1.00

VI.Effectiveness of Amendment. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which the following conditions precedent shall have been satisfied:
A. Amendment. The Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each of Holdings, the Borrower and the Majority Revolving Lenders.
B. No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.
C. Representations and Warranties. Each of the representations and warranties made in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

VII.Continuing Effect; No Other Amendments. This Amendment shall not constitute an amendment or consent to any provision of the Credit Agreement and the other Loan Documents not expressly referred to herein and shall not be construed as an amendment or consent to any action on the part of the Borrower that would require an amendment or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms.
VIII.Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
IX.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.
[signature pages follow]
IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.
CUMULUS MEDIA INC.

By:
Name:
Title:

CUMULUS MEDIA HOLDINGS INC.

By:
Name:
Title: